Tel : 86 10 66578066 Fax : 86 10 66578016 E-mail : guantao@guantao.com/guantao@guantaolaw.com http : // www.guantao.com	17/F, Tower 2, Yingtai Center, No.28, Finance Street, Xicheng District, Beijing 100032, China

April 12, 2006

To:      Beijing HollySys Co. Ltd.
No.10, Jiancaicheng Zhong Lu,
Xisanqi, Haidian District
Beijing, China

Gifted Time Holdings Limited
British Virgin Island

Re : The Stock Consignment Agreements

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel to Beijing HollySys Co., Ltd. in connection with the Reverse Merger of Chardan North China Acquisition Corporation (“Chardan”) and Gifted Time Holdings Limited (“GT”). We are retained to give advice on the PRC legal issues with respect to Beijing HollySys Co., Ltd. (“BJ HLS”) and Hangzhou HollySys Automation Co., Ltd. (“HZ HLS”).

We have been requested to give this legal opinion on the validity and enforceability of the following Stock Consignment Agreements:

(i) The Stock Consignment Agreement entered into by and between Mr. Wang Changli holding 14.23% of the outstanding capital stock of BJ HLS and Ace Lead Profits Limited, a company incorporated in British Virgin Islands with limited liability on October 15, 2005.

(ii) The Stock Consignment Agreement entered into by and between Mr. Luo An holding 9.88% of the outstanding capital stock of BJ HLS and Plus View Investments Limited, a company incorporated in British Virgin Islands with limited liability on October 15,2005.

(iii) The Stock Consignment Agreement entered into by and between Mr. Cheng Wusi holding 24% of the outstanding capital stock of BJ HLS and Acclaimed Insight Investments Limited, a company incorporated in British Virgin Islands with limited liability on October 15, 2005.

(iv) The Stock Consignment Agreement entered into by and between Mr. Cheng Wusi holding 6% of the outstanding capital stock of BJ HLS and Pioneer Sun Investments Limited, a company incorporated in British Virgin Islands with limited liability on October 15, 2005.

(v) The Stock Consignment Agreements entered into by and between Shanghai Jinqiaotong Enterprise Development Limited holding 20% of the outstanding capital stock of BJ HLS and Allied Earn Investments Limited, a company incorporated in British Virgin Islands with limited liability on October 15, 2005.

In such capacity, we have examined such documents, as we have considered necessary for the purpose of giving this opinion. For the purpose of rendering this opinion, we have assumed the authenticity of all the documents provided by the parties, and the truthfulness and accuracy of all the information provided by all the parties.

Based on the foregoing Stock Consignment Agreements and relevant laws and regulations, we are of the opinion that:

BJ HLS was founded in 1996 and reorganized as a joint stock company in 1999 in accordance with the Chinese law. BJ HLS has an authorized stock capital of RMB 100 million divided into 100 million shares of RMB 1.00 each. Mr. Wang Changli, Mr. Luo An, Mr. Cheng Wusi and Shanghai Jinqiaotong Enterprise Developments Limited (“Stockholders of BJ HLS”) are the registered owners of the shares of BJ HLS in the amounts of 14,230,000; 9,880,000; 30,000,000 and 20,000,000 respectively, which shares totally constitute 74.11% of the entire outstanding shares of capital stock of BJ HLS as at the date of this Opinion. Among others of the Stockholders of BJ HLS, Mr, ChengWusi, being the Trustee, was entrusted by Mr. Xu Shengheng and Mr. Mei Qinglin (“the Trustors”), the ultimate and beneficiary owner of 24,000,000 and 6,000,000 shares in BJ HLS, to be the registered shareholders of the aforesaid shares and to exercise the shareholders’ right on behalf of the Trustors.

The BVI Companies, Ace Lead Profits Limited, Plus View Investments Limited, Acclaimed Insight Investments Limited, Pioneer Sun Investments Limited and Allied Earn Investments Limited (“BVI Companies”), respectively controlled and owned by Mr. Wang Changli, Mr. Luo An, Mr. Xu Shengheng, Mr. Mei Qinglin and Mr. Song Xuesong on October 12, 2005, are companies incorporated under the laws of British Virgin Islands with limited liability.

Subject to the terms and conditions of the Stock Consignment Agreements, the BVI Companies have been granted to the rights to control over BJ HLS. The Stock Consignment Agreements have given BVI Companies the rights to manage in all respects the equity interests held in title by the Stockholders of BJ HLS, including all stockholder rights to call meetings of stockholders, to submit stockholder proposals, to elect directors and supervisors (to replace and increase the number of the directors, supervisors and recommend new director and supervisor persons ), to vote the stocks on all matters and to exercise all other rights of a stockholder in respect of the equity interests consigned. More specifically, the Stock Consignment Agreements include giving the right to enjoy the economic benefits and to exercise management rights, controlling rights and decision-making power over the equities or the subject company.

The Stockholders of BJ HLS shall not, without prior written consent of the BVI Companies, transfer the ownership interests of BJ HLS they hold to any third party. As requested by the BVI Companies, the Stockholders of BJ HLS shall promptly transfer the ownership of the consigned equities they hold to the BVI Companies or any third party designated by the BVI Companies. This provision is binding on the parties to the agreements as well as their successors and assigns.

The Stock Consignment Agreements between the Stockholders of BJ HLS and the BVI Companies are subject to enforceability and limitations of the laws and rules of PRC.

Pursuant to Clause 147 of the PRC Corporation Law promulgated in 1994, the stocks held by the directors, the supervisors or the senior managers of a joint stock company formed under PRC law may not be transferred during their incumbency period. The aforesaid clause has been revised to which, the stocks held by the directors, the supervisors or the senior managers of a joint stock company may not be transferred in amounts in excess of 25% of the person’s holdings annually during their incumbency period pursuant to Clause 142 of the amendment of the PRC Corporation Law which became effective from January 1st, 2006. Being the deputy chairman of the board and the general manager of BJ HLS, Mr. Wang Changli, who held 14.23% of the outstanding stocks of BJ HLS, is subject to this restriction. However there are no prohibitive regulations to prohibit the registered stockholders who are the directors, supervisors or the senior managers of a joint stock company from disposing the equity interests derived from the stocks they held, including but not limited to consign to any third party all the equity interests and control of their stocks while retaining only title during their incumbency period. Therefore, Mr. Wang consigned 14.23% equity interests to Ace Lead Profits Limited, a BVI company, by entering the Stock Consignment Agreement set forth above.

Except for the aforesaid restrictions in PRC Corporation Law, the stockholders of a joint stock company may transfer the ownership interests of the stocks they hold to any third party in accordance with Chinese laws and regulations. Accordingly, the Stockholders of BJ HLS (other than Mr. Wang Changli) may lawfully transfer the ownership interests of the stocks they hold to any third party. Since the other Stockholders of BJ HLS have entered into Common Control Agreements with Mr. Wang, in which the parties have agreed to jointly act in concert with Mr. Wang whenever they exercise their voting rights as the stockholders of BJ HLS, they also consigned their equity interests in BJ HLS to their BVI Companies by entering into the Stock Consignment Agreements set forth above simultaneously so as to keep consistent with Mr. Wang.

In accordance with the PRC Corporation Law, the stockholder of a joint stock company has full right and capacity to dispose the equity interests derived from the equities they hold. Being the direct and registered owner of 74.11% of the total equity capital of BJ HLS, the Stockholders of BJ HLS have the full power and capacity and authority to consign the equity interests they hold, including but not limited to the rights to call meetings of stockholders, to submit stockholder proposals, to elect directors and supervisors, to vote on all matters, to enjoy economic benefits and to exercise all other stockholder rights, to the BVI Companies, and enter into and perform the obligations under the Stock Consignment Agreements.

In accordance with the PRC Contract Law and any other applicable Chinese laws and regulations, the Stock Consignment Agreements embody the true and consistent intentions and decisions of both of the Stockholders of BJ HLS and the BVI Companies. There are no prohibitive regulations to prohibit the stockholders from consigning the equity interests they hold as at the date of this Opinion. The execution and performance of the Stock Consignment Agreements by the Stockholders of BJ HLS or the BVI Companies will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Chinese governmental Authority. The Stock Consignment Agreements are valid, legal binding, and enforceable against the parties from the execution date. The powers rights and authorities granted to Parties in the Stock Consignment Agreements are guaranteed and protected by PRC laws.

This opinion is limited to the relevant matters under the law of the PRC (other than the laws of the Hong Kong Special Administrative Region and Macau Special Administrative Region) in effect on the date hereof, and the matters concerning the laws of other jurisdictions are not subject of this opinion.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by anyone in connection with this opinion or used for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by HLS Systems International Ltd. (the “Registration Statement”). We also consent to the references to our firm name in the Registration Statement. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Rules”), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

Yours faithfully

Guantao Law Firm